Exhibit 10.2

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

COMMITMENT AGREEMENT

This Commitment Agreement (this “Agreement”), is entered into as of June 3, 2019, by and among Protag LLC, a Delaware limited liability company (the “Company”), Arvinas Operations, Inc., a Delaware corporation (“Arvinas”), and Bayer CropScience LP, a Delaware (“Bayer”, and together with Arvinas, the “Committers” and each individually, a “Committer”, and Bayer and Arvinas, collectively with the Company, the “Parties” and each individually, a “Party”). Each of Arvinas, Inc. and Bayer AG will be a Party to this Agreement solely for purposes of Article IV and Article IX until the consummation of the Closing.

RECITALS

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with matters relating to the formation and operation of the Company, including without limitation the funding of the Company (the “Funding”) and to prescribe various conditions to the Funding, in each case as further set forth herein;

WHEREAS, upon receipt of the Initial Cash Injection from Bayer and the completion of the In-Kind Contributions contemplated by Section 2.1(b) from each Committer, each Committer will own 4,250,000 Common Units;

WHEREAS, prior to or in connection with, and as a condition to the Closing, each of the Parties (and/or certain of its Affiliates) will enter into the other Transaction Documents to which it is a party and that certain Amended and Restated Limited Liability Company Agreement of the Company (as amended, restated, supplemented and/or otherwise modified from time to time, the “LLC Agreement”), in substantially the form attached hereto as Exhibit A;

WHEREAS, on the date hereof, and as a condition to the Closing, Bayer AG and Arvinas entered into that certain Collaboration and License Agreement (the “Collaboration Agreement”); and

WHEREAS, on the date hereof, and as a condition to the Closing, Bayer AG and Arvinas, Inc. entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ACTIVE/99776436.2

Article I
DEFINITIONS

1.1Certain Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth in this Article I.  Any capitalized term used but not defined herein will have the meaning set forth in the form of LLC Agreement attached hereto as Exhibit A (prior to its execution) and the LLC Agreement (following its execution) or any Annex attached hereto.

“AAA Rules” has the meaning set forth in Section 6.4(a).

“Accountant” has the meaning set forth in Annex II.

“Accounting Referee” has the meaning set forth in Annex II.

“Aggregate Costs” means the actual cash expenditures of the Company and the Company Subsidiaries through and including the applicable date.

“Agreement” has the meaning set forth in the Introduction.

“Agriculture Company” has the meaning set forth in Annex II.

“Anti-Corruption Laws” means any law related to bribery or corruption of any jurisdiction in which a Person or its Affiliates transacts business, including without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and similar anti-bribery legislation applicable to such Person or its Affiliates.

“Anti-Corruption Prohibited Activity” means directly or indirectly promising, offering, making, or authorizing the provision of anything of value to any governmental official or employee of a state-owned or state-sponsored entity, candidate for political office, or to any private individual or entity, (a) for the purpose of obtaining or retaining an improper business advantage, (b) which would cause the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty, or (c) which would otherwise violate the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and similar anti-bribery legislation applicable to a Person or its Affiliates.

“Anti-Money Laundering Laws” will mean applicable financial recordkeeping and reporting requirements of the Money Laundering Regulations 2007, as amended, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the EU Anti-Money Laundering Directives, and any similar applicable law or regulation related to anti-money laundering.

“Applicable Field” means the sub-field of the Field in which a Company Product will be and is Researched, Developed, Manufactured, used and Commercialized by or on behalf of Company, as specified in the applicable Program Research Plan.

“Arbitration Matter” has the meaning set forth in Section 6.1(c).

“Arvinas” has the meaning set forth in the Introduction.

“Arvinas Bad Actor Termination” means a termination of this Agreement pursuant to any of the following: Section 6.1(a)(v) (if Arvinas is the Breaching Party); Section 6.1(a)(vi) (if Arvinas or one of its Affiliates is the Breaching Party); or Section 6.1(a)(vii) (if Arvinas is the Party subject to the Bankruptcy).

“Arvinas Contributed IP” has the meaning set forth in the Arvinas IP Contribution Agreement.

“Arvinas Covenant Beneficiaries” means Arvinas and its Affiliates, licensees and sublicensees, and any of its or their direct or indirect licensees, sublicensees, importers, exporters, suppliers, manufacturers, distributors, contractors, agent and customers.

“Arvinas IP Contribution Agreement” means that certain Arvinas IP Contribution Agreement by and between Arvinas and the Company, a form of which is attached hereto as Exhibit C.

“Arvinas Services Agreement” means that certain Arvinas Master Services Agreement by and between Arvinas and the Company, a form of which is attached hereto as Exhibit E.

“Assigned Product” has the meaning set forth in Annex II.

“Assumption Costs” has the meaning set forth in Section 6.2(b)(vii).

“Audit” has the meaning set forth in Annex II.

“Bayer” has the meaning set forth in the Introduction.

“Bayer Bad Actor Termination” means a termination of this Agreement pursuant to any of the following: Section 6.1(a)(iv); Section 6.1(a)(v) (if Bayer is the Breaching Party); Section 6.1(a)(vi) (if Bayer or one of its Affiliates is the Breaching Party); or Section 6.1(a)(vii) (if Bayer is the Party subject to the Bankruptcy).

“Bayer Cash Commitment” has the meaning set forth in Section 2.1(a).

“Bayer Contributed IP” has the meaning set forth in the Bayer IP Contribution Agreement.

“Bayer IP Contribution Agreement” means that certain Bayer IP Contribution Agreement by and between Bayer and the Company, a form of which is attached hereto as Exhibit B.

“Bayer Services Agreement” means that certain Bayer Master Services Agreement by and between Bayer and the Company, a form of which is attached hereto as Exhibit D.

“Biannual Period” has the meaning set forth in Annex II.

“Board” means the Board of Managers of the Company.

“Breach” has the meaning set forth in Section 6.3.

“Breaching Party” has the meaning set forth in Section 6.3.

“Budget” means the Initial Budget or the Rolling Budget then in effect.

“Budget Cycle Date” means, with respect to a Second Stage Product or Third Stage Product, the earliest to occur of (a) the date that Bayer finalizes its first annual budget process following the Good Actor Termination Date for such product, (b) [**] following the Good Actor Termination Date for such product, and (c) a willful and material breach of the Diligence Obligations for such product by Bayer or any of its Affiliates.

“Budgetary Funding Notice” has the meaning set forth in Annex I.

“Calendar Quarter” means each of the following three (3) month periods during each Calendar Year: January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

“Cash Injection” means the Initial Cash Injection and/or the Subsequent Cash Injection, as applicable.

“Cash Requirements” has the meaning set forth in Annex I.

“Cessation Date” has the meaning set forth in Annex II.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Collaboration Agreement” has the meaning set forth in the Recitals.

“Commercialize”, “Commercializing” or similar term has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Commercially Reasonable Efforts” has the meaning set forth in Annex II.

“Committer” has the meaning set forth in the Introduction.

“Committer Research Product” has the meaning set forth in Section 5.3.

“Company” has the meaning set forth in the Introduction.

“Company In-Licenses” has the meaning set forth in Section 6.2(b)(v).

“Company IP” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Company Non-IP Assets” means the assets of the Company and its Subsidiaries at the time of the applicable Termination Event, other than cash and the Company IP.

“Company Parties” has the meaning set forth in Section 7.13.

“Company Product” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Confidential Information” has the meaning set forth in Section 5.2(a).

“Covenant Beneficiaries” has the meaning set forth in the Bayer IP Contribution Agreement.

“Covenant Patents” has the meaning set forth in the Bayer IP Contribution Agreement.

“CRE Period” has the meaning set forth in Annex II.

“Cure Period” has the meaning set forth in Section 6.3.

“Deemed Cash Requirements” has the meaning set forth in Annex I.

“Develop”, “Developing” or similar term has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Diligence Obligations” has the meaning set forth in Annex II.

“Dispute Notice” has the meaning set forth in Annex II.

“Dispute Period” has the meaning set forth in Annex II.

“Disclosing Party” has the meaning set forth in Section 5.2(a).

“Divestiture” has the meaning set forth in Annex II.

“DOJ” means the U.S. Department of Justice.

“FTC” means the U.S. Federal Trade Commission.

“Estimated Dissolution Costs” means a reasonable and good faith estimate of the liabilities, costs and expenses caused by or required for the dissolution and winding-up of the Company and the Company Subsidiaries (including the expenses of liquidation and reserves reasonably necessary for fully discharging any contingent, unforeseen liabilities and obligations or any long-term obligations of the Company and the Company Subsidiaries) as provided for in the Budget in effect on the applicable date (or as otherwise approved by the Board with the Requisite Approval at the time of the Termination Event), together with an estimate of any other unpaid debts and liabilities due to the Company’s and the Company Subsidiaries’ creditors at such time as reasonably determined by the Board.  The Estimated Dissolution Costs should assume the survival of the Company and the Company Subsidiaries (limited company existence with no active trade or business other than ongoing obligations with respect to any Product Transfer Agreements) for at least a period of three years following a Termination Event.

“Excluded Matters” has the meaning set forth in Section 7.13.

“Exclusivity Research Exception” has the meaning set forth in Section 5.3.

“Expected Cash” has the meaning set forth in Annex I.

“Field” means any and all agricultural purposes.

“First Stage Product” means a Company Product with a chimeric PROTAC lead structure [**].

“Funding” has the meaning set forth in the Recitals.

“Funding Date” means the date of any Cash Injection.

“Funding Outside Date” has the meaning set forth in Annex I.

“Good Actor Termination” means a termination of this Agreement pursuant to any of the following: Section 6.1(a)(i); Section 6.1(a)(ii); or Section 6.1(a)(iii).

“Good Actor Termination Date” has the meaning set forth in Annex II.

“Goodwin” has the meaning set forth in Section 7.13.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

“HSR Clearance” means, with respect to any HSR Filings, either (i) early termination of the applicable waiting period under the HSR Act or (ii) expiration of the applicable waiting period under the HSR Act.

“HSR Filing” means any filings by Bayer AG or Arvinas, Inc. with the FTC and the Antitrust Division of the DOJ pursuant to the HSR Act with respect to the Transactions.

“In-Kind Contribution” has the meaning set forth in Section 2.1(b).

“In-Licensed Company IP” has the meaning set forth in Section 6.2(b)(v).

“Initial Budget” means the budget of the Company for the portion of the fiscal year 2019 following the Closing Date and fiscal year 2020.

“Initial Business Plan” means the business plan of the Company for the portion of the fiscal year 2019 following the Closing Date and fiscal year 2020.

“Initial Cash Injection” means, with respect to Bayer, $16 million.

“Initial Investment Budget” means the investment budget of the Company for the portion of the fiscal year 2019 following the Closing Date and fiscal year 2020.

“Initial Research Plan” means the initial research plan of the Company.

“Intellectual Property Management Agreement” means that certain Intellectual Property Management Agreement by and among Bayer, Arvinas and the Company a form of which is attached hereto as Exhibit F.

“Know-How” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Licensed Yale IP” has the meaning set forth in the Arvinas IP Contribution Agreement.

“Life Cycle Management” means the range of activities to be performed on a Company Product after such Company Product has been Commercialized in the Applicable Field or a subset of the Applicable Field at the time of Good Actor Termination for the purpose of maximizing the value of such Company Product for as long as reasonably practicable and in the exercise of Commercially Reasonable Effort. Life Cycle Management activities may include, but are not limited to, improving the formulation, using such Company Product in combinations with other products, expanding the label to include additional use(s) of such Company Product in the Applicable Field or a subset of the Applicable Field or geography of registration, or extending the patent life of such Company Product.

“Life Cycle Management Cost” means, with respect to such Second Stage Product or Third Stage Product, the reasonable investments made by Bayer to maximize sales and profits of such Second Stage Product or Third Stage Product in connection with the performance of Life Cycle Management to satisfy the Diligence Obligations for such Second Stage Product or Third Stage Product.

“Liquidation Event” has the meaning set forth in Annex I.

“LLC Agreement” has the meaning set forth in the Recitals.

“Manufacture” or “Manufacturing” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Net Revenue” means, with respect to a Second Stage Product or Third Stage Product sold by Bayer or its Affiliates to any third Person for the applicable Calendar Quarter, (a) the aggregate gross amounts invoiced by Bayer and its Affiliates for sales, licenses, sublicenses or other similar transaction of such Second Stage Product or Third Stage Product in such Calendar Quarter (other than Net Revenue Exclusions), minus (b) (i) insurance, customs charges and duties, and freight to the extent separately identified on the invoice and attributable to such sales of such Second Stage Product or Third Stage Product, (ii) sales and excise taxes or customs duties and any other governmental charges actually paid by Bayer and its Affiliates that are incurred at time of sale or are directly related to such sales of such Second Stage Product or Third Stage Product and not otherwise previously deducted, (iii) allowances actually granted or allowed directly relating such sales of such Second Stage Product or Third Stage Product, (iv) normal trade, cash and quantity discounts actually accrued or paid in the ordinary course of business consistent  in connection with such sales of such Second Stage Product or Third Stage Product, and (v) allowances or credits to customers actually accrued or paid, to the extent not in excess of the selling price recognized by Bayer and its Affiliates for such sales of such Second Stage Product or Third Stage Product, on account of rejection or return of any such Second Stage Product or Third Stage Product.

“Net Revenue Exclusion” means: (a) transfers or dispositions of the Second Stage Product or Third Stage Product on a non-profit basis and in line with normal industry practice, (i) for charitable purposes, (ii) for field tests, or (iii) for regulatory or governmental purposes; or (b) transfers or dispositions of free promotional samples of Second Stage Product or Third Stage Product in line with normal industry practice.

“Net Revenue Report” has the meaning set forth in Annex II.

“Option Agreement” means that certain Option Agreement by and among the Company, Bayer and Arvinas, a form of which is attached hereto as Exhibit G.

“Parties” has the meaning set forth in the Introduction.

“Patent(s)” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Pre-Closing Period” means the period from the date hereof until the Closing.

“Pre-Qualified Future Program List” has the meaning set forth in the Bayer IP Contribution Agreement.

“Product Transfer Agreement” has the meaning set forth in the Option Agreement.

“Program Research Plan” means the research plan for each Company Product, as amended from time to time.

“PROTAC” has the meaning set forth in the Arvinas IP Contribution Agreement.

“Receiving Party” has the meaning set forth in Section 5.2(a).

“Relevant Acquisition” has the meaning set forth in Section 5.3.

“Reporting Period” has the meaning set forth in Annex I.

“Research” has the meaning set forth in the Arvinas IP Contribution Agreement and the Bayer IP Contribution Agreement.

“Rolling Budget” has the meaning set forth in Annex I.

“Rolling Business Plan” has the meaning set forth in Annex I.

“Rolling Investment Budget” has the meaning set forth in Annex I.

“Second Stage Product” means a Company Product with a biologically active PROTAC [**].

“Services Agreements” means the Arvinas Services Agreement and the Bayer Services Agreement.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Stock Purchase Closing” means the Closing (as defined in the Stock Purchase Agreement).

“Subsequent Cash Injection” means an additional funding event related to the Bayer Cash Commitment (in addition to Bayer’s Initial Cash Injection).  Subject to payment in full of the prior funds payable hereunder, the aggregate amount of the Subsequent Cash Injections to be made by Bayer will equal, and not exceed without its consent, the Bayer Cash Commitment minus Bayer’s Initial Cash Injection (the “Subsequent Cash Injection Cap”).

“Surviving Terms” means Section 5.2, Section 6.2, Section 6.3, Article VII, Sections 1(c)(iii)-(iv) of Annex I and Annex II.

“Termination Date” has the meaning set forth in Section 2.4(b)(ii).

“Termination Event” means a Good Actor Termination, a Bayer Bad Actor Termination or a Arvinas Bad Actor Termination.

“Termination Funded Cash” means, if positive, any cash Capital Contribution funded by Bayer in connection with a Termination Event or Liquidation Event, as contemplated by Annex I, reduced by (a) the Estimated Dissolution Costs to the extent not covered by the cash at the Company and the Company Subsidiaries and (b) any unpaid, cash Capital Contribution required to be funded by Bayer pursuant to the Commitment Agreement prior to such Termination Event or such Liquidation Event.

“Third Party” means any Person other than Company, Arvinas or Bayer, or any Affiliate of Company, Arvinas or Bayer.

“Third Stage Product” means a Company Product with advanced successful biological testing [**].

“Transaction Documents” means this Agreement, the Services Agreements, the Bayer IP Contribution Agreement, the Arvinas IP Contribution Agreement, the Option Agreement, and the Intellectual Property Management Agreement.

“Transactions” the meaning set forth in Section 4.5.

“Unused Cash” means, as the date of the applicable Termination Event: (a) if positive, (i) for a Bayer Bad Actor Termination or a Arvinas Bad Actor Termination, the cash at the Company and the Company Subsidiaries minus the Estimated Dissolution Costs, and (ii) for a Good Actor Termination, the lesser of (A) the cash at the Company and the Company Subsidiaries minus the Estimated Dissolution Costs, or (B) $[**] (or, if smaller, the Cash Injections made by Bayer not including the Termination Funded Cash) minus the Aggregate Costs; provided, however, that the Termination Funded Cash will not be considered Unused Cash; or (b) if zero or negative, zero.  To the extent that any cash income is received by the Company or its Subsidiaries from operations (other than up-front Single Asset Sale Proceeds that are automatically Distributed) prior to the Company and its Subsidiaries spending $[**] (or, if smaller, the Cash Injections made by Bayer not including the Termination Funded Cash), such cash income from operations will reduce the Aggregate Costs that occur after the date such cash income from operations is received on a dollar-for-dollar basis for purposes of the definition of Unused Cash until all such cash income from operations is spent.

“Yale Agreement” has the meaning set forth in the Arvinas IP Contribution Agreement.

“Yale Letter Agreement” has the meaning set forth in the Arvinas IP Contribution Agreement.

Article II
COMMITMENTS

2.1Commitments.

(a)Cash Commitments.  Subject to the terms and conditions set forth herein, the aggregate cash Capital Contributions committed by Bayer to the capital of the Company is $56,000,000 (the “Bayer Cash Commitment”).  The Bayer Cash Commitment will be payable as Cash Injections in immediately available funds (in US dollars) pursuant to wire transfer instructions provided to Bayer prior to the applicable Funding Date.  Subject to the terms and conditions set forth herein, the Company will provide Bayer a written invoice, including the due date for and the amount of any Cash Injection required to be made to the Company hereunder, together with the wire instructions for such Cash Injection (it being acknowledged that the financial institution to which such Cash Injection will be transmitted will be the bank account of the Company, which financial institution will be reasonably acceptable Bayer), prior to the Closing Date (for the Initial Cash Injection) and at least [**] in advance of the due date of any other Cash Injection.

(b)In-Kind Commitments.  Subject to the terms and conditions set forth herein, at the Closing, each Committer will make an in-kind Capital Contribution (each, an “In-Kind Contribution”) to the Company as follows: (i) Arvinas will enter into the Arvinas IP Contribution Agreement; and (ii) Bayer will enter into the Bayer IP Contribution Agreement.

(c)Capital Accounts. The Company and the Committers hereby agree that the initial Capital Account of each Committer will be as set forth on the Members Schedule attached to the LLC Agreement at the Closing.

2.2Closing.  The funding of the Initial Cash Injection by Bayer and the completion of the In-Kind Contribution by the Committers (the “Closing”) will occur as promptly as practicable (but in no event later than the [**]) after all of the conditions set forth in this Section 2.2 (other than conditions which by their terms are required to be satisfied at the Closing) will have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same and, subject to the foregoing, will take place at such time and on such date as specified by the Committers (the “Closing Date”).  The Closing Date will occur on the date of the Stock Purchase Closing, and the Closing and the Stock Purchase Closing are expressly conditioned upon the occurrence of the both closings.  The Closing will take place remotely via the exchange of signatures and documents, or at such other place as agreed to by the Parties. At the Closing, in exchange for the consideration provided for in Section 2.1, the Company will sell and issue [**] Common Units to each Committer.

(a)Conditions to each Committer’s Obligations at the Closing.  The obligations of Bayer to fund its Initial Cash Injection and make its In-Kind Contribution and Arvinas to make its In-Kind Contribution at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived.

(i)The representations and warranties of the other Committer contained in Article III will be true and correct in all respects as of the Closing.

(ii)The other Committer and its Affiliates will have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such other Committer and its Affiliates on or before the Closing.

(iii)Any HSR Fillings will have been made and HSR Clearance will have occurred; and all other authorizations, approvals and permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of Common Units pursuant to this Agreement will be obtained and effective as of the Closing.

(iv)The Company and the other Committer will have executed and delivered their counterpart signatures to the LLC Agreement.

(v)The Company and each other Committer and its Affiliates, as applicable, will have executed and delivered their counterpart signature page to each of the Transaction Documents applicable to such Person.

(vi)The Collaboration Agreement will not have been terminated in accordance with its terms and will be in full force and effect as of the Closing Date.

(vii)The Stock Purchase Agreement will not have been terminated in accordance with its terms and will be in full force and effect as of the Closing Date, and all conditions to the Stock Purchase Closing will have been satisfied or waived in accordance with the terms of the Stock Purchase Agreement.

(b)Conditions to the Company’s Obligations at the Closing.  The obligations of the Company to sell Common Units to the Committers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived.

(i)The representations and warranties of each Committer contained in Article III will be true and correct in all respects as of the Closing.

(ii)Any HSR Fillings will have been made and HSR Clearance will have occurred; and all other authorizations, approvals and permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of Common Units pursuant to this Agreement will be obtained and effective as of the Closing.

(iii)Each Committer will have executed and delivered its counterpart signature page to the LLC Agreement.

(iv)Each Committer and its Affiliates, as applicable, will have executed and delivered its counterpart signature page to each of the Transaction Documents applicable to such Person.

2.3Subsequent Cash Injections.  After the Closing, Bayer will fund its Subsequent Cash Injections in accordance with the procedures set forth in Annex I attached hereto on the applicable Funding Date.  Each Subsequent Cash Injection made to the Company will not result in the issuance of any additional Units.

2.4Termination Prior to Closing.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by the mutual written consent of Arvinas and Bayer;

(b)by either Arvinas or Bayer by written notice to the Bayer or Arvinas, respectively:

(i)if any Governmental Authority of competent jurisdiction will have issued an injunction or taken any other action (which injunction or such action the parties hereto will use their reasonable best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Closing, and such injunction shall have become final and non-appealable; or

(ii)the consummation of the Closing will not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”);

provided, however, that (A) the right to terminate this Agreement under this Section 2.4(b) will not be available to a Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and (B) Arvinas and Bayer may mutually agree to extend the Termination Date in their sole discretion;

(c)by Arvinas or Bayer, if such Person is not then in material breach of any term of this Agreement, upon written notice to Bayer or Arvinas, respectively, if there occurs a material breach of any representation, warranty or covenant of such other Person contained in this Agreement, and which breach, in the absence of a cure, would cause any of the closing conditions set forth herein with respect to the Closing to not be satisfied prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within [**] of such written notice; and

(d)automatically upon the termination of the Stock Purchase Agreement in accordance with its terms.

In the event of the termination of this Agreement pursuant to this Section 2.4, this Agreement will forthwith become null and void and have no effect, without any liability on the part of any Party or their respective directors, officers, employees, partners, managers, members, stockholders or other representatives, and all rights and obligations of any Party shall cease, except that the agreements contained in this Section 2.4, Section 4.2, and Article VII will survive the termination of this Agreement; provided, however, that nothing herein will relieve any Party from liability resulting from any intentional and material breach of such Party’s representations, warranties, covenants or agreements contained herein prior to such termination.

Article III
REPRESENTATIONS AND WARRANTIES OF EACH COMMITTER

Each Committer hereby makes to the Company and the other Committer the representations and warranties contained in this Article III as of the date hereof and as of the Closing Date.

3.1Authority; Enforceability; Conflicts.  Other than any requirements of the HSR Act, or any requirements of any foreign investment law (if and solely to the extent that any may apply), the execution, delivery and performance of this Agreement have been duly authorized by such Committer (and its Affiliates, as applicable) and do not require such Committer (and its Affiliates, as applicable) to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Committer (and its Affiliates, as applicable) or other governing documents or any agreement or instrument to which such Committer (and its Affiliates, as applicable) is a party or by which such Committer (and its Affiliates, as applicable) is bound.  This Agreement is valid, binding and enforceable against such Committer (and its Affiliates, as applicable) in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).  Other than any requirements of under the HSR Act, or any requirements of any foreign investment law (if and solely to the extent that any may apply), no notice to, declaration or filing with, or consent or approval of any Governmental Authority, is required by or with respect to such Committer or any of its Affiliates in connection with the execution and delivery by such Committer (and its Affiliates, as applicable) of this Agreement, and the consummation by such Committer (and its Affiliates, as applicable) of the transactions contemplated by this Agreement in accordance with the terms hereof.

3.2Litigation.  There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of such Committer or its Affiliates, threatened in writing against such Committer or its Affiliates, nor is such Committer or its Affiliates subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would, individually or in the aggregate, (a) prevent, hinder or materially delay the consummation of any Funding event or (b) otherwise prevent, hinder or materially delay performance by such Committer or its Affiliates of any of their material obligations under this Agreement.

3.3No Brokers.  Such Committer and its Affiliates have not entered into any contract, arrangement or understanding with any Person that may result in the obligation of the Company or the other Committer or its Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of any Funding event.

3.4LLC Agreement.  The representations and warranties set forth in Section 4.02 of the LLC Agreement are true and correct in all respects with respect to such Committer, and are deemed incorporated by reference herein as if set forth herein.

3.5Exculpation Among Parties.  Such Committer acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company.  Such Committer agrees that neither the other Committer nor its Affiliates nor their respective controlling Persons, officers, directors, partners, agents or employees will be liable to any other Committer for any action heretofore taken or omitted to be taken by any of them, but solely in connection with the purchase of the Common Units sold hereunder.

3.6Anti-Corruption/Anti-Bribery.  Such Committer and its Affiliates, and to such Committer’s knowledge, any director, officer, employee, agent or consultant of such Committer or its Affiliates (in each case acting in its, his or her capacity as such), has not engaged in Anti-Corruption Prohibited Activity.  No civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter in respect of the Anti-Corruption Laws, Anti-Money Laundering Laws, or sanctions, is pending against such Committer, any such Affiliate or any such other Person (acting in its, his or her capacity as such), nor, to the knowledge of such Committer, is threatened.

3.7Disclaimer of Other Representations and Warranties.  Except as otherwise expressly set forth in this Article III, such Committer expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the other Committer, the Company, their respective Affiliates or their respective businesses and affairs or the transactions contemplated by this Agreement.

Article IV
COVENANTS APPLICABLE DURING THE PRE-CLOSING PERIOD

4.1Reasonable Best Efforts.  During the Pre-Closing Period, each Party agrees to use its reasonable best efforts, and to cooperate with the other Parties, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in as expeditiously as reasonably practicable, the funding of the Initial Cash Injections and the In-Kind Contributions and the other Transactions to occur prior to or at the Closing, including the satisfaction of the respective conditions set forth in Section 2.2, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Closing.

4.2Confidentiality.  During the Pre-Closing Period, the Parties will adhere to the terms and conditions of that certain confidentiality and non-use agreement dated as of [**] by and among Bayer AG and Arvinas, Inc. (as amended on [**], the “Confidentiality Agreement”).  The information provided hereunder and the terms set forth herein will be subject to the terms set forth in the Confidentiality Agreement.  The Confidentiality Agreement will terminate and be of no further force and effect following the Closing.

4.3Press Releases. During the Pre-Closing Period, the Parties will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent will not be unreasonably withheld; provided, however, that (i) upon the Closing (or such earlier time as mutually agreed by the Parties), the Parties will release a mutually agreed upon joint press release, (ii) a Party may, without the prior consent of the other Parties, disclose this Agreement or issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines such action to be required by law or by the rules of any applicable self-regulatory organization or stock exchange, in which event such Party will use its commercially reasonable efforts to allow the other Parties reasonable time to comment on such disclosure, press release or public announcement in advance of its issuance, and (iii) nothing in this Agreement will prohibit any Party from disclosing this Agreement and any information relating to the transactions contemplated by this Agreement: (a) upon the order of any court or administrative agency; (b) upon the request or demand of any Governmental Authority having jurisdiction over such Party; (c) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (d) to the extent necessary in connection with the exercise of any remedy hereunder; or (e) to such Party’s advisors and representatives who, in the reasonable judgment of such Party, need to know such information and agree to keep such information confidential; provided, however, that in the case of clause (a), (b) or (c), such Party will notify the Company and the other Party of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available to enforce such Party’s rights hereunder.

4.4Budgets and Plans.  The Initial Budget, the Initial Investment Budget, the Initial Business Plan, the Initial Research Plan and the Pre-Qualified Future Program List, which are in agreed upon form by the Committers, are attached hereto as Schedule 4.4.

4.5Notification under the HSR Act.  Each Party will use reasonable best efforts, and will cooperate with each other and cause its Affiliates to use reasonable best efforts, in attempting to obtain HSR Clearance as promptly as possible following the date hereof.  Each Party will advise each other as to material developments with respect to the status of receipt of approvals.  Without limitation of the foregoing, each Party agrees to make the HSR Filing within [**] after the date hereof and request early termination of the applicable waiting period, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  No Party will take any action, and will cause its Affiliates not to take any action, that will have the effect of delaying, impairing or impeding the receipt of HSR Clearance and will promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof.  Each Party hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the FTC, the Antitrust Division of the DOJ and/or any other Governmental Authority, as applicable, for the transactions contemplated by this Agreement, the Transaction Documents, the Stock Purchase Agreement or the Collaboration Agreement (or any other agreement attached to any such agreement) (collectively, the “Transactions”).  Bayer will control and lead all negotiations and strategy on behalf of the parties relating to HSR Clearance, subject to prior discussion with and taking into account in good faith the views of Arvinas.  Notwithstanding anything herein to the contrary, no Party and none of such Party’s Affiliates will be obligated to contest any final action or decision taken by any Governmental Authority challenging the consummation of any Transaction.  Notwithstanding anything herein to the contrary, no Party and none of such Party’s Affiliates will be obligated (1) to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action to obtain the receipt of HSR Clearance, (2) to litigate or defend against any challenge to the consummation of any Transaction or (3) to contest any final action or decision taken by any Governmental Authority challenging the consummation of any Transaction.  Any filing fees due under or with respect to such HSR Filing will be shared equally by Arvinas and Bayer.

Article V

COVENANTS APPLICABLE DURING THE TERM

5.1Certificate of Formation Amendment.  If and as required, the Company will file an amendment to its certificate of formation with the Secretary of State of the State of Delaware to change its name to a name agreed to by the Committers in their reasonable discretion promptly following such determination.

5.2Confidentiality.

(a)The Company, Bayer and Arvinas acknowledge that during the term of this Agreement, each such Party (the “Receiving Party”) may have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to Bayer and its Affiliates (in the case of the Company and Arvinas) or Arvinas and its Affiliates (in the case of the Company and Bayer) (in each case, the “Disclosing Party”) that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, the LLC Agreement or the other Transaction Documents, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Disclosing Party treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, including any materials containing such information, “Confidential Information” of the Disclosing Party). In addition, each Receiving Party acknowledges that: (i) the Disclosing Party has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Disclosing Party with a competitive advantage over others in the marketplace; and (iii) the Disclosing Party would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public or used in breach of this Agreement. Without limiting the applicability of any other agreement to which a Party is subject, no Receiving Party will, directly or indirectly, disclose or use at any time, including use for personal, commercial or proprietary advantage or profit, either during their association with the other Party or thereafter, any Confidential Information of a Disclosing Party which the Receiving Party is or becomes aware. Each Receiving Party is in possession of Confidential Information of the Disclosing Party will take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)Nothing contained in Section 5.2(a) will prevent a Receiving Party or any of their respective Affiliates and Representatives from disclosing (and in the case of (vii), (viii) and (ix), using) Confidential Information of the Disclosing Party: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Parties who in the reasonable judgment of such Receiving Party need to know such Confidential Information; (vi) to such Receiving Party’s Affiliates and its and their Representatives who, in the reasonable judgment of such Receiving Party, need to know such Confidential Information and are subject to customary confidentiality obligations substantially similar to those set forth herein; (vii) to perform their duties as a Manager, Officer, employee, consultant or other service provider of the Company and/or the Company Subsidiaries; (viii) to perform its obligations to the Company and/or the Company Subsidiaries under any applicable Transaction Document or (ix) as otherwise permitted under any applicable Transaction Document; provided, however, that in the case of clause (i), (ii) or (iii), such Receiving Party will notify the Disclosing Party of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information of the Disclosing Party so disclosed is accorded confidential treatment satisfactory to the Disclosing Party, when and if available.

(c)The restrictions of Section 5.2(a) will not apply to Confidential Information of a Disclosing Party that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in violation of this Agreement; (ii) is or becomes available to such Receiving Party or any of their respective Representatives on a non-confidential basis prior to its disclosure to such Receiving Party and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Receiving Party without use of Confidential Information of such Disclosing Party; or (iv) becomes available to such Receiving Party or any of its Representatives on a non-confidential basis from a source other than such Disclosing Party or any of its Representatives; provided, however, that such source is not known by the recipient of the Confidential Information of such Disclosing Party to be bound by a confidentiality agreement with such Disclosing Party or its Representatives.

(d)No Disclosing Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its confidential or proprietary information to the receiving party, regardless of whether the disclosing party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened proceeding to which the disclosing Party’s information covered by such protections and privileges relates; and (iv) intend that after the date hereof both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.

(e)The provisions of this Section 5.2 will continue to apply with respect to the Parties and their respective Affiliates until the date which is [**] following the expiration of the Term.

5.3Exclusivity(a).  During the Term (and, if applicable, following the Term as provided for in Section 6.2(c)(vii) or Section 6.2(d)(vii)), except as permitted in this Agreement, the Option Agreement, the LLC Agreement or the other Transaction Documents (including the provision of services thereunder to the Company and the Company Subsidiaries) or pursuant to any Product Transfer Agreement, neither a Committer, nor any of its Affiliates, either alone or with, for or through any third Person, will Research, Develop, Manufacture, use or Commercialize any Company Product in the Field; provided, that, during the Term, [**].  Notwithstanding the foregoing, nothing in this Section 5.3 will restrict a Party or any of its Affiliates from taking any of the following actions, none of which will be a violation of this Section 5.3: (a) the Research, Development, Manufacture, use or Commercialization of any Company Product outside of the Field; (b) any action, or pursuing the exercise of any right, set forth in this Agreement, the Option Agreement, the LLC Agreement or the other Transaction Documents or by entering into or taking the actions permitted pursuant to any Product Transfer Agreement; (c) making passive financial investments or similar passive financial participation in (1) investment funds that in turn may invest in Persons that may, from time to time, Research, Develop, Manufacture, use or Commercialize any Company Product in the Field if such investment or participation does not provide such Committer or any of its Affiliates with representation on the governing body of any such investment fund (it being understood and agreed that any participation in an advisory group of an investment fund be considered representation on the governing body of such investment fund), or (2) any Person that may, from time to time, Research, Develop, Manufacture, use or Commercialize any Company Product in the Field so long as (A) such passive investment does not exceed [**]% of the outstanding voting rights of a Person, (B) on the date hereof (with respect to any current investments) or at the time of such investment (with respect to any investments following the date hereof), such Person does not then-Research, Develop, Manufacture, use or Commercialize any Company Product in the Field, (C) such Party (together with its Affiliates) has the right to designate or nominate no more than [**] (or, if greater, [**]%) of the members of the governing body of such Person and (D) such Party (or any of its Affiliates) is not required consolidate its financial statements with such Person under GAAP or IFRS; or (e) acquiring, either directly or indirectly, and continuing to own and operate any Person which directly or indirectly may Research, Develop, Manufacture, use or Commercialize any Company Product in the Field (a “Relevant Acquisition”) if (i) its primary purpose in making such Relevant Acquisition is not to Research, Develop, Manufacture, use or Commercialize any Company Product in the Field, and (ii) such Committer divests such Person or ceases such activity as soon as commercially practicable but in no event later than [**] following such Relevant Acquisition (provided, that, to the extent commercially practicable, such Committer will first offer to divest such Company Product in the Field to the Company).

5.4Further Action.  Each of the Parties will use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Article VI
TERMINATION

6.1Termination.

(a)This Agreement will be terminated upon the occurrence of any of the following events prior to the Initial Public Offering or the first Third Party Qualified Financing:

(i)The Committers mutually agree in writing to terminate this Agreement;

(ii)By either Committer during a Funding Shortfall Termination Period upon delivery of written notice to the other Committer of its intent to terminate this Agreement pursuant to this Section 6.1(a)(ii);

(iii)A Party Change of Control, at the election of the other Committer upon delivery of written notice of its intent to terminate this Agreement pursuant to this Section 6.1(a)(iii) to the Committer that is the subject of such Party Change of Control (provided, that such written notice is required to be delivered within one year of the consummation of such Party Change of Control);

(iv)Any failure of Bayer to make any Subsequent Cash Injection that is not cured in accordance with Section 6.3, at the election of Arvinas upon delivery of written notice to Bayer of its intent to terminate this Agreement pursuant to this Section 6.1(a)(iv);

(v)Upon a Transfer in Breach of Article X of the LLC Agreement that is not cured in accordance with Section 6.3, at the election of the non-Breaching Party upon delivery of written notice to the Breaching Party of its intent to terminate this Agreement pursuant to this Section 6.1(a)(v);

(vi)Upon the occurrence of a Breach of Section 5.3 that is not cured in accordance with Section 6.3, at the election of the non-Breaching Party upon delivery of written notice to the Breaching Party (including a Breach by any of its Affiliates) of its intent to terminate this Agreement pursuant to this Section 6.1(a)(vi); or

(vii)The Bankruptcy of a Committer which is not dismissed or otherwise resolved within 90 days of the filing or commencement thereof, as applicable, at the election of the other Committer upon delivery of written notice to such Party of its intent to terminate this Agreement pursuant to this Section 6.1(a)(vii).

A Party’s right to terminate this Agreement pursuant to this Section 6.1(a) will terminate upon the consummation of an Initial Public Offering or the first Third Party Qualified Financing.

(b)In the event of a dispute as to the occurrence of any of the events in this Section 6.1 (other than Section 6.1(a)(i)), prior to a Party terminating this Agreement for the occurrence of any such events, such Party will be required to first comply with the dispute resolution procedures set forth in Section 8.14 of the LLC Agreement. Additionally, in the event of a dispute as to the occurrence of any of the events in Section 6.1(a)(iv) to Section 6.1(a)(vi), prior to a Party terminating this Agreement for the occurrence of any such event, such Party will be required to first allow for the Breaching Party to comply with the cure procedures set forth in Section 6.3, in which case the cure period and resolution period will run concurrently and begin on the date of notice of the respective event.

(c)Following a Party’s compliance with Section 6.1(b), if the dispute is not resolved as to the occurrence of any event in Section 6.1(a)(iii), Section 6.1(a)(v), Section 6.1(a)(vi) or Section 6.1(a)(vii) (each, an “Arbitration Matter”), and such Party is still seeking to terminate this Agreement, such dispute will be settled by arbitration pursuant to the arbitration procedures set forth in Section 6.4.

6.2Effect of Termination.

(a)Upon a termination of this Agreement for any Termination Event:

(i)The Services Agreements will terminate.

(ii)The Arvinas IP Contribution Agreement will terminate in accordance with its terms; provided, however, that, and subject to the rest of this Section 6.2(a)(ii), Arvinas hereby grants to the Company a license under the Arvinas Contributed IP and, if Arvinas holds any such interest, Arvinas’ interest in the owned Company IP, in each case, of identical scope as the Company’s license or sublicense of the same granted by it under all Product Transfer Agreements in effect at the time of such Termination Event, which license from Arvinas to the Company will continue until the last of such Product Transfer Agreements expires or is otherwise terminated in a manner that the counterparty thereunder has no surviving license or other rights under the Arvinas Contributed IP and the Company IP previously licensed to it thereunder.  The Company acknowledges and agrees that its rights to the Licensed Yale IP within the Arvinas Contributed IP pursuant to the foregoing license will be subject to (A) the Company’s continued compliance with the requirements specified in Section 2.1.4 (including Schedule 2.1.4) of the Arvinas IP Contribution Agreement, and (B) the Company’s compliance with the obligations applicable to it under the terms of the Yale Letter Agreement in the event that the Yale Agreement is terminated after such Termination Event, and, notwithstanding such termination of the Yale Agreement, the Company retains its sublicense under the Licensed Yale IP.

(iii)The Bayer IP Contribution Agreement will terminate in accordance with its terms; provided, however, that Bayer hereby (A) grants to the Company a license under the Bayer Contributed IP and, if Bayer holds any such interest, Bayer’s interest in the owned Company IP, in each case, of identical scope as the Company’s license or sublicense of the same granted by it under all Product Transfer Agreements in effect at the time of such Termination Event, and (B) acknowledges and agrees that the covenant not to sue of Section 2.1.1 (together with the related obligations and rights under Sections 2.1.3 and 2.1.4) of the Bayer IP Contribution Agreement under the [**] Patents (as they exist at the time of such Termination Event) survives as to all [**] Beneficiaries, until, for both (A) and (B), the last of such Product Transfer Agreements expires or is otherwise terminated in a manner that the counterparty thereunder has no surviving license or other rights under the Bayer Contributed IP and the Company IP previously licensed to it thereunder.

(b)Upon termination of this Agreement pursuant to a Good Actor Termination:

(i)The Company assigns to each of Arvinas and Bayer an undivided joint ownership interest in the owned Company IP, subject to the licenses granted under Section 6.2(a) and this Section 6.2(b) and the terms of the Intellectual Property Management Agreement.

(ii)

(A)Subject to Section 6.2(b)(vii) (solely with respect to a [**]), Section 6.2(b)(viii) and Bayer’s compliance with its Diligence Obligations with respect to a [**], as applicable, Arvinas hereby grants to Bayer an exclusive, sublicenseable license under Arvinas’ joint interest in the owned Company IP solely to the extent necessary or useful for Bayer and its Affiliates and (sub)licensees to continue the Development, Manufacture, use and/or Commercialization of such [**] in its Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**]).

(B)For the avoidance of doubt, the Parties acknowledge and agree that each, as joint owner thereof, is free to use the Company IP for any purpose outside of the scope of the exclusive license grant to Bayer in Section 6.2(b)(ii)(A) and, if applicable, any exclusive grant-back licenses to the Company under Section 6.2(a), including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest in such Company IP, without any accounting or obligation to (financial or otherwise), or consent required from, the other Party.

(iii)Subject to Section 6.2(b)(vii) (solely with respect to a [**]) and Bayer’s compliance with its Diligence Obligations with respect to a [**], as applicable, Arvinas hereby grants to Bayer a non-exclusive, sublicenseable (solely together in the same transaction with other Patents and Know-How owned by Bayer) license under the Arvinas Contributed IP solely to the extent necessary or reasonably useful for Bayer and its Affiliates and (sub)licensees to continue the Development, Manufacture, use and/or Commercialization of such [**] in its Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**]).

(iv)

(A)Arvinas hereby grants to Bayer a non-exclusive, sublicenseable (solely together in the same transaction with other Patents and Know-How owned by Bayer) license under the Arvinas Contributed IP, solely to the extent necessary or reasonably useful to Research, Develop, Manufacture, use and/or Commercialize [**] in the Applicable Field.

(B)(1) Bayer hereby grants to Arvinas a non-exclusive, sublicenseable (solely together in the same transaction with other Patents and Know-How owned by Arvinas) license under the Bayer Contributed IP (excluding the Bayer Target Patents), solely to the extent necessary or reasonably useful to Research, Develop, Manufacture, use and/or Commercialize [**] in the Applicable Field, and (2) Bayer, on behalf of itself and its Affiliates, hereby covenants not to assert or cause to be asserted, and will cause its Affiliates not to assert or cause to be asserted, against any of the Arvinas Covenant Beneficiaries any claim, including any claim of infringement, under any of the Covenant Patents (as they exist at the time of such Good Actor Termination) with respect to the Research, Development, Manufacture, use and/or Commercialization of any [**] in

the Applicable Field, or the performance of the foregoing activities on their behalf.  Each Arvinas Covenant Beneficiary that is not a party to this Agreement is a third party beneficiary of the covenant of this Section 6.2(b)(iv)(B).  Arvinas hereby acknowledges and agrees to Bayer’s continued Divestiture (as defined therein) rights with respect to such Covenant Patents pursuant to surviving Section 2.1.3 of the Bayer IP Contribution Agreement.

(C)For the avoidance of doubt, with respect to each  [**], the Parties hereby acknowledge and agree that each of Arvinas and Bayer may complete the Research of such [**] and subsequently Develop, Manufacture, use and/or Commercialize such [**] in its Applicable Field without restriction or obligation (financial or otherwise) to the other.

(v)In the event the Company is a party to any license agreements (or other similar agreements) (the “Company In-Licenses”) under which Company in-licenses Patents or Know-How of a Third Party constituting Company IP (the “In-Licensed Company IP”), to the maximum extent permitted by their respective terms, Company hereby assigns, transfers, licenses, or sublicenses each such Company In-License to Bayer.  Bayer simultaneously hereby grants (A) to Arvinas a non-exclusive, sub-sublicenseable sublicense of the In-Licensed Company IP of identical scope as the license grant made by Bayer to Arvinas under Section 6.2(b)(iv)(B), and (B) to the Company a sub-sublicense of the In-Licensed Company IP of identical scope as Company’s sub-sublicenses of the same granted by it under all Product Transfer Agreements in effect at the time of such Good Actor Termination which will continue solely for so long as, and solely with respect to, such applicable Product Transfer Agreements remain in effect.

(vi)With respect to each Company Product that is the subject of a Product Transfer Agreement at the time of such Good Actor Termination, any amounts paid to the Company pursuant to such Product Transfer Agreement will be distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement.

(vii)With respect to each [**] and [**] (including, for this purpose only, the Life Cycle Management for such [**] or [**] Product in its Applicable Field), the Net Revenue for such [**] reduced by the Life Cycle Management Costs for such [**] or [**] and by the reasonable costs Bayer incurs (properly and consistently apportioned to such [**] or [**] among the products of Bayer) to the extent required in connection with Bayer using Commercially Reasonable Efforts to assume the Development and Commercialization activities from the Company (for such [**] or [**], the “Assumption Costs”) will be paid to the Company, and (A) any such amount from a [**] will be distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement assuming, solely for this purpose with respect to such [**], that Bayer is deemed to own an additional [**] Common Units, and (B) any such amount from a [**] will be distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement.

(viii)If Bayer does not comply with the Diligence Obligations with respect to a [**] or [**], the exclusive license provided by Section 6.2(b)(ii)(A) for such [**] or [**] will, at the option of Arvinas (which may be exercised in its sole discretion any time after the Budget Cycle Date for such product) upon written notice to Bayer (the date of exercising such option with respect to a [**] or [**], the “Option Exercise Date”), be converted into a non-exclusive license, and such non-exclusive license will be made subject to the conditions set forth in Annex II, and Bayer hereby grants to Arvinas:

a.a non-exclusive, sublicenseable license from Bayer under Bayer’s joint interest in the owned Company IP and any In-Licensed Company IP under the Company In-Licenses assigned to Bayer pursuant to Section 6.2(b)(v), solely to the extent necessary or useful for Arvinas and its Affiliates and (sub)licensees to continue the Development, Manufacture, use and/or Commercialization of such [**] in its Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**]); and

b.a non-exclusive, sublicenseable license (solely together in the same transaction with other Patents and Know-How owned by Arvinas) from Bayer under the Bayer Contributed IP, existing as of the date of such conversion and arising during the term of such license, solely to the extent necessary or reasonably useful for Arvinas and its Affiliates and (sub)licensees to continue the Development, Manufacture, use and/or Commercialization of such [**] in its Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**]).

(ix)Unless the Board (with the Requisite Approval) approves of an allocation of all or a portion of the Company Non-IP Assets, the Company Non-IP Assets will be auctioned off in the market. The Board (with Requisite Approval and as an FD Action) will organize such auction and consummate such sale, as applicable.  The Committers will have the right, but not the obligation, to bid in the auction, with any amounts received by the Company in the sale of such Company Non-IP Assets to be distributed in accordance with Section 7.02(a)(i) of the LLC Agreement.

(x)Notwithstanding anything to the contrary in this Section 6.2(b), each of the license grants made in this Section 6.2(b) will be memorialized in identical scope, and supplemented with related provisions mutually agreed between the licensor party and the licensee party of each such license grant (including provisions for pass-through obligations (financial and otherwise) under the licensor party’s agreements for any Third Party in-licensed Patents or Know-How that would be included in such license grants), in a license agreement to be executed by such parties as promptly as practicable after the date of the Good Actor Termination.

(xi)Section 5.3 will immediately terminate with respect to each Committer; provided, however, that the Parties agree that any exclusivity and/or non-compete terms provided for under any Product Transfer Agreement (the scope of which is provided for in the Option Agreement) in effect at the time of such Good Actor Termination will survive such termination in accordance with such Product Transfer Agreement.

(c)Upon termination of this Agreement pursuant to a Bayer Bad Actor Termination:

(i)The Company assigns to Arvinas all right, title and interest in the owned Company IP, subject to the licenses granted under Section 6.2(a) and this Section 6.2(c) and the terms of the Intellectual Property Management Agreement.

(ii)(A) Bayer hereby grants to Arvinas a non-exclusive, sublicenseable (solely together in the same transaction with other Patents and Know-How owned by Arvinas) license under the Bayer Contributed IP (excluding the Bayer Target Patents) solely to the extent necessary or reasonably useful for Arvinas and its Affiliates and (sub)licensees to continue the Research, Development, Manufacture, use and/or Commercialization of [**] and [**] in each such [**] respective Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such, and (B) Bayer, on behalf of itself and its Affiliates, hereby covenants not to assert or cause to be asserted, and will cause its Affiliates not to assert or cause to be asserted, against any of the Arvinas Covenant Beneficiaries any claim, including any claim of infringement, under any of the Covenant Patents (as they exist at the time of such Bayer Bad Actor Termination) of [**] in each such [**] respective Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**]), or the performance of the foregoing activities on their behalf.  Each Arvinas Covenant Beneficiary that is not a party to this Agreement is a third party beneficiary of the covenant of this Section 6.2(c)(ii).  Arvinas hereby acknowledges and agrees to Bayer’s continued Divestiture (as defined therein) rights with respect to such Covenant Patents pursuant to surviving Section 2.1.3 of the Bayer IP Contribution Agreement.

(iii)To the maximum extent permitted by their terms, Company hereby assigns, transfers, licenses and sublicenses any and all Company In-Licenses to Arvinas, and Arvinas simultaneously hereby grants to the Company a sub-sublicense of the In-Licensed Company IP under such Company In-Licenses of identical scope as Company’s sub-sublicenses of the same granted by it under all Product Transfer Agreements in effect at the time of such Bayer Bad Actor Termination which license will continue solely for so long as, and solely with respect to, such applicable Product Transfer Agreement remains in effect.

(iv)With respect to each Company Product that is the subject of a Product Transfer Agreement at the time of such Bayer Bad Actor Termination, any amounts paid to the Company pursuant to such Product Transfer Agreement will be distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement.

(v)The Company Non-IP Assets will automatically be distributed to Arvinas.

(vi)Notwithstanding anything to the contrary in this Section 6.2(c), each of the license grants made in this Section 6.2(c) will be memorialized in identical scope, and supplemented with related provisions mutually agreed between the licensor party and the licensee party of each such license grant (including provisions for pass-through obligations (financial and otherwise) under the licensor party’s agreements for any Third Party in-licensed Patents or Know-How that would be included in such license grants), in a license agreement to be executed by such parties as promptly as practicable after the date of the Bayer Bad Actor Termination.

(vii)Section 5.3 will immediately terminate with respect to Arvinas and terminate one year following the date of the Bayer Bad Actor Termination with respect to Bayer; provided, however, that the Parties agree that any exclusivity and/or non-compete terms provided for under any Product Transfer Agreement (the scope of which is provided for in the Option Agreement) in effect at the time of such Bayer Bad Actor Termination will survive such termination in accordance with such Product Transfer Agreement.

(d)Upon termination of this Agreement pursuant to a Arvinas Bad Actor Termination:

(i)The Company assigns to Bayer all right, title and interest in the owned Company IP, subject to the licenses granted under Section 6.2(a) and this Section 6.2(d) and the terms of the Intellectual Property Management Agreement.

(ii)Arvinas hereby grants to Bayer a non-exclusive, sublicenseable (solely together in the same transaction with other Patents and Know-How owned by Bayer) license under the Arvinas Contributed IP solely to the extent necessary or reasonably useful for Bayer and its Affiliates and (sub)licensees to continue the Research, Development, Manufacture, use and/or Commercialization of such [**] Products in each such [**] respective Applicable Field (including, for this purpose only, the Life Cycle Management in such Applicable Field for such [**] Product).

(iii)To the maximum extent permitted by their terms, Company hereby assigns, transfers, licenses and sublicenses any and all Company In-Licenses to Bayer, and Bayer simultaneously hereby grants to the Company a sub-sublicense of the In-Licensed Company IP under such Company In-Licenses of identical scope as Company’s sub-sublicenses of the same granted by it under all Product Transfer Agreements in effect at the time of such Arvinas Bad Actor Termination which license will continue solely for so long as, and solely with respect to, such applicable Product Transfer Agreement remains in effect.

(iv)With respect to each Company Product that is the subject of a Product Transfer Agreement at the time of such Arvinas Bad Actor Termination, any amounts paid to the Company pursuant to such Product Transfer Agreement will be distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement.

(v)The Company Non-IP Assets will automatically be distributed to Bayer.

(vi)Notwithstanding anything to the contrary in this Section 6.2(d), each of the license grants made in this Section 6.2(d) will be memorialized in identical scope, and supplemented with related provisions mutually agreed between the licensor party and the licensee party of each such license grant (including provisions for pass-through obligations (financial and otherwise) under the licensor party’s agreements for any Third Party in-licensed Patents or Know-How that would be included in such license grants), in a license agreement to be executed by such parties as promptly as practicable after the date of the Arvinas Bad Actor Termination.

(vii)Section 5.3 will immediately terminate with respect to Bayer and terminate one year following the date of the Arvinas Bad Actor Termination with respect to Arvinas; provided, however, that the Parties agree that any exclusivity and/or non-compete terms provided for under any Product Transfer Agreement (the scope of which is provided for in the Option Agreement) in effect at the time of such Arvinas Bad Actor Termination will survive such termination in accordance with such Product Transfer Agreement.

(e)Each of the Parties will, and will cause its Affiliates to, use reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of Article VI and consummate and make effective the transactions contemplated by Article VI.

(f)Upon an occurrence of a Termination Event, neither Committer will be required to make any further Capital Contributions, except any unpaid Bayer Cash Commitments that were payable at the time of such Termination Event will be contributed to the Company as promptly as commercially practicable, notwithstanding the occurrence of such Termination Event. For the avoidance of doubt, any Termination Funded Cash and any Unused Cash will be distributed to the Members in accordance with Section 7.02(a)(ii) of the LLC Agreement (with any remaining cash distributed to the Members in accordance with Section 7.02(a)(i) of the LLC Agreement).

(g)In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement will forthwith become null and void and have no effect, without any liability on the part of the Parties, and their respective directors, officers, employees, partners, managers, members, stockholders or other representatives, and all rights and obligations of any Party will cease; provided, however, that: (i) the Surviving Terms will survive the termination of this Agreement; and (ii) nothing herein will relieve any Party from liability resulting from any Breach of such Party’s representations, warranties, covenants or agreements contained herein prior to such termination.

(h)Each Party acknowledges and agrees that each license granted to a Person under this Section 6.2 is an independent and standalone grant of rights to such Person, and, in the event of any overlap in subject matter between any two such licenses, no one license will be read to limit, modify or otherwise change the rights granted to the same or another Person under such other license.

6.3Breaches, Cure Periods and Remedies. If a Party alleges that any other Party (the “Breaching Party”) has failed to perform any of its covenants, obligations or agreements provided for in any Transaction Document or the LLC Agreement, it will provide written notice of such alleged failure to the Breaching Party. The Breaching Party will have [**] following such written notice (a “Cure Period”) to remedy such failure if such breach is curable and if the non-Breaching Parties will not be materially prejudiced thereby, and if it fails to remedy such failure within such Cure Period, the Breaching Party will be in breach of this Agreement (“Breach”). Upon a Breach by one Party, the non-Breaching Parties will have the right to seek all remedies available hereunder (including the termination rights set forth in Section 6.1 if such Breach would trigger any such right), in law or in equity.  In addition to any other remedies set forth in any Transaction Document or the LLC Agreement, the remedies for any Breach will include damages and injunctive relief, including specific performance. Unless provided for herein, the rights and remedies provided in any Transaction Document or the LLC Agreement are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

6.4Arbitration.

(a)If a Party is seeking to terminate the Agreement as a result of an Arbitration Matter (and following compliance with Section 6.1(b) and Section 6.1(c)), as applicable, the dispute as to the occurrence of an Arbitration Matter remains unresolved), such dispute will be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (“AAA Rules”), except that any such arbitration must be conducted in accordance with the remainder of this Section 6.4. For the avoidance of doubt, if there is a dispute as to the occurrence of any Arbitration Matter and a Party is seeking remedies other than to terminate this Agreement, then such dispute will not be required to be settled by arbitration as contemplated by this Section 6.4 and instead, Section 7.5 will apply.

(b)Number and Selection of Arbitrators. The number of arbitrators will be three, who will be selected as follows: each of Bayer, on the one hand, and Arvinas, on the other hand, will choose one arbitrator within [**] of either initiating or receiving notice of an arbitration (as the case may be), and those Party-appointed arbitrators will unanimously select one chairman arbitrator within [**] of the appointment of the last Party appointed arbitrator, who will be a lawyer admitted to practice in New York for at least 15 years, and who is experienced with disputes in joint venture transactions (“Qualifications”). If the Party-appointed arbitrators are unable to agree upon the selection of the third arbitrator within [**] of the appointment of the last Party appointed arbitrator, such chairman arbitrator will be selected by the American Arbitration Association within [**] and will have Qualifications.

(c)Place and Language of Arbitration. The place of arbitration will be New York, New York, at a suitable venue to be agreed by the Parties and arbitrators within [**] of the appointment of the chairman arbitrator. The proceedings will be conducted in the English language.

(d)Binding Decision. The decision and award of the arbitral tribunal will be made by majority decision and will be final, non-appealable and binding on the Parties and their successors and assigns. The arbitral award will be in writing in English and accompanied by a reasoned opinion.

(e)Allocation of Costs. The decision and award of the arbitral tribunal will include a decision regarding the allocation of costs relating to any such arbitration. For purposes of this subsection, “costs” will include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding.

(f)Period for Arbitration.

(i)The arbitration will be completed no later than [**] after the selection of the chairman arbitrator, unless the chairman arbitrator determines, at the request of any Party or on his or her own initiative, that such time period should be extended, in which case such time period may not be extended beyond an additional [**] period.

(ii)Notwithstanding any provision of the AAA Rules: (A) each of Arvinas and Bayer will be permitted to serve up to three interrogatories, and to take three depositions of the other Party, in addition to exchange of documents, exhibits and information as provided for in the AAA Rules, on dates and locations to be mutually agreed upon (or, failing such agreement, as the chairman arbitrator will select after hearing from the Parties); (B) any documents not in English that are produced by a Party will be accompanied by a translation into English, which translation will not be binding upon the other Party or the arbitrators; (C) each of the Parties covenant and agree that it will produce documents, information, and deposition and hearing witnesses, as required by this Section 6.4(f)(ii) and as otherwise required by the AAA Rules; and (D) subpoenas to non-parties, for production of documents and/or for testimony, will be issued at the request of a Party, up to five subpoenas per Party. The Parties will make their respective employees, and will use commercially reasonable efforts to make their former employees, available for depositions and hearing testimony as requested by the other Parties.

(g)Enforcement of Judgment. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

(h)Confidentiality. Except as required by Applicable Law or as required for recognition and enforcement of the arbitral decision and award, the arbitrator may not disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties, and the Parties agree that any such information will be considered Confidential Information hereunder and subject to the restrictions set forth in Section 5.2 herein and Section 11.01 of the LLC Agreement. Any documents submitted to the arbitrators will be kept confidential and will not be disclosed, except that any such documents may be disclosed as permitted by Section 5.2 herein and Section 11.01 of the LLC Agreement or in connection with any action to collect the award, or if any such documents are discoverable or admissible in any action in court having jurisdiction as provided for in Section 7.5.

(i)Enforcement; Interim Measures; Equitable Relief. Each Party may apply to any court having jurisdiction as provided for in Section 7.5 (A) to enforce the arbitration provisions of this Agreement, (B) to seek provisional injunctive relief so as to maintain the status quo or the status quo ex ante (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved, or (C) to seek equitable relief.

Article VII
GENERAL PROVISIONS

7.1Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 7.1):

If to the Company:	c/o Arvinas, Inc. 5 Science Park 395 Winchester Avenue New Haven, CT 06511 Attention: Legal Department

with a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Robert Puopolo; Jason Breen Email: rpuopolo@goodwinlaw.com; jbreen@goodwinlaw.com

If to Bayer:	Bayer CropScience LP c/o Bayer AG Law, Patents & Compliance / M&A Kaiser-Wilhelm-Allee 20 51373 Leverkusen Attention: Dr. Christian Bank Email: christian.bank@bayer.com

with a copy to:	Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025 Attention: Matthew R. Gemello Email: mgemello@orrick.com

If to Arvinas:	c/o Arvinas, Inc. 5 Science Park 395 Winchester Avenue New Haven, CT 06511 Attention: Legal Department

with a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Robert Puopolo; Jason Breen Email: rpuopolo@goodwinlaw.com; jbreen@goodwinlaw.com

7.2Assignment.  Other than an assignment of this Agreement in connection with a Permitted COC Transfer (for which no written consent will be required), neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by a Party without the prior written consent of (a) in the case of a Committer, the other Committer, or (b) in the case of the Company, both Committers; provided, however, that the Committers may assign this Agreement to an Affiliate upon providing prior written notice to the Company and the other Party (provided, that such Party remains primarily liable for all obligations of such Affiliate following such assignment).  Subject to the prior sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.  Notwithstanding anything to the contrary in any other Transaction Document, an assignment of such Transaction Document may be made without the prior written consent of any other Party (or its Affiliates) in connection with a Permitted COC Transfer.

7.3Severability.  If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.4Fees and Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

7.5Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Except as expressly set forth herein, the Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, will be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts will have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware.  Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Service of process, summons, notice or other document by registered mail to the address set forth in Section 7.1 will be effective service of process for any suit, action or other proceeding brought in any such court. Each Party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.6Amendment.  This Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Committers.

7.7Extension; Waiver.  The failure of any Party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, will not be a waiver of such Party’s right to demand strict compliance herewith in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, will constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced.  Waiver of any term or condition of this Agreement by a Party will not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

7.8No Agreement Until Executed.  Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement will not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties unless and until this Agreement is executed and delivered by the Parties.

7.9Equitable Remedies.  Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Parties will, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

7.10Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

7.11Miscellaneous.  This Agreement, together with the Confidentiality Agreement, the Annexes and Exhibits hereto, the LLC Agreement, the other Transaction Documents and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.12Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the words “will” and “shall” are to be interpreted as having the same meaning.  The definitions given for any defined terms in this Agreement will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Annexes and Exhibits mean the Articles and Sections of, and Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.  The Annexes and Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  The word “dollar” or symbol “$” refer to the lawful currency of the United States of America. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement in accordance herewith.

7.13Conflicts.  Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to Arvinas and its Affiliates in connection with the negotiation of this Agreement, the documents contemplated hereby and consummation of the transactions contemplated hereby and thereby.   Each of the Committers hereby consent and agree, on behalf of itself and its Affiliates, to Goodwin representing the Company and its Subsidiaries (collectively, the “Company Parties”) following the date hereof, except with respect to disputes in which the interests of the Company Parties are directly adverse to Committers and their respective Affiliates (the “Excluded Matters”). In connection with the foregoing and except with respect to the Excluded Matters, each Committer hereby irrevocably waives and agrees, on behalf of itself and its Affiliates, not to assert any conflict of interest arising from or in connection with Goodwin’s prior representation of Arvinas and its Affiliates prior to the date hereof.

7.14Stock Purchase Agreement and Collaboration Agreement.  Each of the Stock Purchase Agreement and the Collaboration Agreement (and any related agreements entered into in connection with the transactions contemplated thereby) are intended to be separate arrangements among the parties thereto and are only referenced herein for purposes of the Closing.  Except as expressly provided for herein relating to the Pre-Closing Period, in no event shall the terms set forth herein or any other Transaction Document limit or otherwise apply to the Stock Purchase Agreement, the Collaboration Agreement, any such related agreement and/or any transaction contemplated thereby

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	PROTAG LLC

	By:	/s/ John Houston
	Name:	John Houston
	Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT AGREEMENT]

ARVINAS:	ARVINAS OPERATIONS, INC.

	By:	/s/ John Houston
	Name:	John Houston
	Title:	President & CEO

[SIGNATURE PAGE TO COMMITMENT AGREEMENT]

BAYER:	BAYER CROPSCIENCE LP

	By:	/s/ Lisa Safarian
	Name:	Lisa Safarian
	Title:	President

[SIGNATURE PAGE TO COMMITMENT AGREEMENT]

Solely for purposes of Article IV and Article IX until the consummation of the Closing:

Bayer AG

By:	/s/ Christian Bank
Name:	Dr. Christian Bank
Title:	Head of Legal M&A

By:	/s/ Jörg Möller
Name:	Jörg Möller
Title:	Head of PH Research & Development

Arvinas, Inc.

By:	/s/ John Houston
Name:	John Houston
Title:	President & CEO

[SIGNATURE PAGE TO COMMITMENT AGREEMENT]

Exhibit C

Arvinas IP Contribution Agreement

(see attached)

Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q

for the fiscal period ended June 30, 2019

C-1

Exhibit G

Option Agreement

(see attached)

Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q

for the fiscal period ended June 30, 2019

G-1